Exhibit 10.16

NETLOGIC LETTERHEAD

April 12, 2000

Ron Jankov

[address]

Dear Ron,

NetLogic Microsystems LLC (the “Company”) is pleased to offer you employment on the following terms:

1. Position. You will serve in a full-time capacity as President and CEO of the Company. You will report to the Board of Directors of the Company and be elected a Board Member at the next Board meeting. Your primary duties will be to manage the day to day operations of the Company, as well as develop and execute a plan to make the Company profitable. In addition, you will be responsible for fund raising with help from the Board of Directors. By signing this employment letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2. Salary. You will be paid a salary at the annual rate of $180,000, payable in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You will also be entitled to a bonus of $36,000 per year, subject to achieving mutually agreed upon goals for the Company.

3. Unit Purchases. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted a right to purchase 1,700,000 units of the Company’s Class 2 Membership interests. The exercise price per unit will be equal to the fair market value per unit on the date of grant by the Board at their next meeting. The right will be subject to the terms and conditions applicable to units granted under the Company’s Stock Plan, as described in that Plan and the applicable Membership Interest Purchase Agreement. The purchased units will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the units. This repurchase of units by the

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Company will be subject to and limited by the Accelerated Vesting of Units as outlined in Appendix A. For 1,100,000 of the units, you will vest in 25% of the units after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable Unit Purchase Agreement. The remaining 600,000 units will be fully vested after five years of employment with NetLogic Microsystems. Out of these 600,000 units, 300,000 will have an accelerated vesting upon the date of either an Initial Public Offering or Acquisition or Merger of the Company if the valuation of the Company exceeds $250M. The Company will loan you the money to purchase the units, if you so wish, with a four year note bearing an interest rate of 6% per annum, compounded semi-annually and pledged by your NetLogic units.

4. Agreement Regarding Confidentiality & Inventions. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Agreement Regarding Confidentiality & Inventions, a copy of which is attached hereto as Exhibit A.

5. Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

6. Noncompetition Covenant. Employee hereby agrees that he or she shall not, during the term of his or her employment pursuant to this Agreement and the Severance Period, if any, do any of the following without the prior written consent of the Company’s Board of Directors: (a) Compete. Carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) which is competitive with the business conducted by the Company (as conducted now or during the term of Employee’s employment), nor engage in any other activities that conflict with Employee’s

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obligations to the Company. (b) Solicit Business. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. (c) Solicit Personnel. During the term of this Agreement and for a period of one year thereafter, solicit or influence or attempt to influence any person employed by the Company to terminate or otherwise cease his employment with the Company or become an employee of any competitor of the Company.

7. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

8. Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

9. Amendment and Governing Law. This employment agreement may not be amended or modified except by an express written agreement signed by you and the Chairman of the Board of Directors of the Company. The terms of this employment agreement and the resolution of any disputes will be governed by California law, without giving effect to the principles of conflict of laws.

10. Miscellaneous Provisions.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of

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the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(d) Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Jose, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(d) shall not apply to the Confidentiality Agreement.

(e) Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to us. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on Wednesday, April 12, 2000.

We look forward to having you join us on or before Wednesday, April 12, 2000

If you have any questions, please contact us.

[Signature Page Follows]

Ron Jankov	Page 6
April 12, 2000

Very truly yours,

By:	/s/ Len Perham	By:	/s/ Norman Godinho

	Len Perham		Norman Godinho
	Chairman of the Board of Directors		Acting Chief Executive Officer

I have read and accept this employment offer:

/s/ Ron Jankov

Ron Jankov
Dated: 4-12, 2000

Attachment

Exhibit A: Agreement Regarding Confidentiality & Inventions

Appendix A: Letter Dated April 12, 2000